Exhibit 99

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE CONTINUES REVENUE AND EARNINGS GROWTH

WITH RECORD FIRST QUARTER

Increases Revenue 24% Year-over-Year, Expands Operating Profit;

Growing Customer Demand Yields Increased Confidence for 2003 and 2004

WALTHAM, Mass. – April 28, 2003 — Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced financial results for the quarter ended March 31, 2003.

Financial and business highlights for the quarter include:

•	Revenue of $30.9 million, an increase of 24% compared to revenue of $24.9 million for the first quarter of 2002.

•	Operating profit of $830,000, representing a $1.9 million improvement compared to an operating loss of $1.1 million for the first quarter of 2002.

•	A net loss of $229,000 or $0.01 per share based on 31.7 million weighted average common shares outstanding. This compares to a net loss of $1.9 million or $0.06 per share for the first quarter 2002, based on 31.5 million weighted average common shares outstanding.

•	Revenue from the Company’s top 25 customers grew more than 10% compared to the prior quarter. In addition to strong revenue growth from existing customers, the Company won several new customer contracts within the quarter.

•	During the quarter, the Company received two industry awards - ClientSide Excellence Award for Service Provider of the Year and an award for inclusion in the 2003 Computerworld Honors Collection. Lionbridge CEO Rory Cowan accepted the ClientSide Excellence Award at his keynote address at the 2003 Globalization and Technology ROI Expo. As part of the 2003 Computerworld Honors Collection, Lionbridge’s use of technology was recognized as especially noteworthy for the originality of its conception and breadth of vision.

Lionbridge also announced that the Company continues to diversify its client base. With an increased number of industrial, retail, life sciences and consumer packaged goods clients, more than 40% of Lionbridge’s customers are in industries outside the technology sector.

“Despite the familiar seasonal softness in Q1 and the challenge of today’s economic environment, we continued to grow revenues and increase earnings. We kept our fixed expenses flat while capitalizing on the increasing demand for Lionbridge services,” said Rory Cowan, CEO, Lionbridge. “Our customer activities were tentative in January and then quickly exceeded plan later in the quarter as clients began to ramp up their 2003 programs. Our work in process is strong, our backlog is growing and our sales pipeline is robust. All of these metrics give us continued confidence for a strong Q2 and 2003.”

Lionbridge confirmed its 2003 guidance of approximately $130 million in revenue and net income in the $4-8 million range. The Company also provided a preliminary outlook for 2004 with estimated revenue of between $140 and $150 million and net income of approximately $7-11 million.

The Company will host a conference call today at 4:00 pm EST regarding the content of this release as well as the Company’s overall outlook going forward. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/Apr28/ A replay will be available at this location for a week.

About Lionbridge

Lionbridge Technologies, Inc. is a provider of globalization and testing services that enable Global 2000 organizations to confidently and cost effectively deliver products and content worldwide. Lionbridge leverages its global infrastructure and advanced language technologies to provide multilingual content management, localization, testing and development services that speed adoption, increase utilization and reduce maintenance costs of global applications and content. Based in Waltham, Mass., Lionbridge maintains facilities in Ireland, The Netherlands, France, Germany, China, South Korea, Japan, Brazil, and the United States and provides services under the Lionbridge and VeriTest brands. To learn more, visit www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including those statements relating to expected growth, net income, revenue, results and performance for the current and subsequent fiscal year and subsequent quarters. Lionbridge’s actual experience may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases to generate revenues; the loss of a major client or customer; the size, timing and recognition of revenue from major clients; Lionbridge’s ability to raise additional capital; customer delays or postponements of services; the impact of foreign currency fluctuations on its operating results and revenue growth; risks associated with management of growth; market acceptance of new service offerings; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; Lionbridge being held liable for defects or errors in its solutions; political, economic and business fluctuations in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

LIONBRIDGE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Revenue	$30,851	$24,890
Cost of revenue	18,959	15,391

Gross profit	11,892	9,499
Operating expenses:
Sales and marketing	2,816	2,440
General and administrative	7,773	7,298
Research and development	202	418
Amortization of acquisition-related intangible assets	115	182
Stock-based compensation	156	225

Total operating expenses	11,062	10,563

Profit (loss) from operations	830	(1,064)
Interest expense, net	914	870
Other expense, net	42	206

Loss before income taxes	(126)	(2,140)
Provision for (benefit from) income taxes	103	(255)

Net loss	$(229)	$(1,885)

Basic and diluted net loss per share	$(0.01)	$(0.06)
Shares used in computing basic and diluted net loss per share	31,715	31,521

LIONBRIDGE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,225	$10,916
Restricted cash	352	352
Accounts receivable, net of allowances of $425 at March 31, 2003 and December 31, 2002, respectively	16,904	17,303
Work in process	8,162	6,062
Other current assets	2,181	2,054

Total current assets	35,824	36,687
Property and equipment, net	4,703	5,013
Goodwill	15,006	15,142
Other intangible assets, net	436	551
Other assets	867	771

Total assets	$56,836	$58,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$2,240	$3,215
Accounts payable	7,674	8,570
Accrued expenses	15,416	14,415
Deferred revenue	2,916	3,753

Total current liabilities	28,246	29,953
Long-term debt, less current portion and net of discount of $2,136 and $2,288 at March 31, 2003 and December 31, 2002, respectively	25,104	24,728
Other long-term liabilities	1,905	1,769
Total stockholders’ equity	1,581	1,714

Total liabilities and stockholders’ equity	$56,836	$58,164